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                                                                     EXHIBIT 8.1

                   [LETTERHEAD] GOODWIN, PROCTER & HOAR LLP



                               October 4, 1996


Gables Residential Trust
2859 Paces Ferry Road
Overlook Suite 1450
Atlanta, GA 30339

         Re:     Certain Federal Income Tax Matters

Ladies and Gentlemen:

         These opinions are delivered to you in our capacity as counsel to Gables Residential Trust, a Maryland real estate investment trust (the "Company"), in connection with the registration by the Company of 243,787 common shares of beneficial interest (the "Common Shares") pursuant to a Registration Statement dated October 8, 1996 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on October 8, 1996 on Form S-3. This opinion relates to the Company's qualification for federal income tax purposes as a real estate investment trust ("REIT") within the meaning of Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code").

         In rendering the following opinion, we have examined the Amended and Restated Declaration of Trust and Amended and Restated Bylaws of the Company, and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.

         We have reviewed the Registration Statement and the descriptions set forth therein of the Company and its investments and activities. We have relied upon the representations of the Company and its affiliates and certain officers thereof (including, without limitation, representations contained in a representation letter dated as of this date) regarding the manner in which the Company has been and will continue to be owned and operated. We have neither independently investigated nor verified such representations, and we assume that such representations are true, correct and complete and that all representations made "to the best of the knowledge and belief" of any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification. We assume that the Company has been and will be operated in accordance with applicable laws and the terms and
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                         GOODWIN, PROCTER & HOAR LLP

Gables Residential Trust
October 4, 1996
Page 2


conditions of applicable documents and that the descriptions of the Company and its investments and the proposed investments, activities, operations and governance of the Company set forth in the Registration Statement and all prior registration statements filed with the Securities and Exchange Commission continue to be true. In addition, we have relied on certain additional facts and assumptions described below.

         In rendering the opinions set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all records made available to us, and (vii) the factual accuracy of all representations, warranties and other statements made by all parties. We also have assumed, without investigation, that all documents, certificates, warranties and covenants on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter.

         The discussion and conclusions set forth below are based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all of which are subject to change. No assurance can therefore be given that the federal income tax consequences described below will not be altered in the future.

         Based upon and subject to the foregoing, and provided that the Company continues to meet the applicable asset composition, source of income, shareholder diversification, distribution, recordkeeping and other requirements of the Code necessary for a corporation to qualify as a REIT, we are of the opinion that:

                 Commencing with the Company's first taxable year ended December 31, 1994, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and the Company's method of operation, as described in the representations referred to above, will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.
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                         GOODWIN, PROCTER & HOAR LLP

Gables Residential Trust
October 4, 1996
Page 3


         We express no opinion with respect to the transactions described in the Registration Statement other than that expressly set forth herein. You should recognize that our opinion is not binding on the Internal Revenue Service ("IRS") and that the IRS may disagree with the opinion contained herein. Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case. Except as specifically discussed above, the opinion expressed herein is based upon the law as it currently exists. Consequently, future changes in the law may cause the federal income tax treatment of the transactions described herein to be materially and adversely different from that described above.


                                        Very truly yours,

                                        /s/ GOODWIN, PROCTER & HOAR  LLP
                                        --------------------------------
                                        GOODWIN, PROCTER & HOAR  LLP